Exhibit 5

                                BINGHAM DANA LLP
                                 150 FEDERAL ST
                        BOSTON, MASSACHUSETTS 02110-1726

                                                September 22, 2000

LeCroy Corporation
700 Chestnut Ridge Road
Chestnut Ridge, New York 10977

Ladies and Gentlemen:

         We have acted as counsel for LeCroy Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 738,221 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission on September 22, 2000, of which shares, 517,520 have been issued pursuant to the Share Purchase Agreement, dated August 15, 2000 by and among the Company and The State of Wisconsin Investment Board, 20,701 may be issued by the Company pursuant to the Common Stock Purchase Warrant, dated August 16, 2000, in favor of SG Cowen Corporation and 200,000 of the Shares may be issued by the Company pursuant to the Common Stock Purchase Warrant, dated August 25, 2000, in favor of Big T-2 Company LLC, a limited liability company formed and existing under the laws of the State of Delaware (all of such Warrants, collectively, the "Warrants").

         As such counsel, we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions rendered hereby.

         In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

         We have also assumed that the Shares have been issued and delivered in accordance with the terms of the Company's Certificate of Incorporation or will be issued and delivered in accordance with the terms of the Warrants, as the case may be. As to all matters of fact, we have relied entirely upon the determinations, representations and statements of the Company; and we have assumed, without independent inquiry, the accuracy of all such determinations, representations and statements.

         This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, we are of the opinion that the Shares now outstanding are validly issued, fully paid and non-assessable and that the Shares issuable upon due exercise of the Warrants will be validly issued, fully paid and non-assessable upon such issuance.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Certain Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        /s/ Bingham Dana LLP

                                        BINGHAM DANA LLP